As filed with the Securities and Exchange Commission on December 15, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	66-0608955
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

270 Muñoz Rivera Avenue
San Juan, Puerto Rico	00918
(Address of principal executive offices)	(Zip Code)

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EUROBANCSHARES, INC.
2002 STOCK OPTION PLAN

(Full title of the plans)
__________________________________________________

Copy to:
Rafael Arrillaga-Torréns, Jr.	Chet A. Fenimore, Esq.
President and Chief Executive Officer	Jenkens & Gilchrist,
EuroBancshares, Inc.	A Professional Corporation
270 Muñoz Rivera Avenue	401 Congress Avenue, Suite 2500
San Juan, Puerto Rico 00918	Austin, Texas 78701
(787) 751-7340
(Name, address and telephone number,
including area code, of agent for service)
__________________________________________________

CALCULATION OF REGISTRATION FEE
Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share issued under the EuroBancshares, Inc. 2002 Stock Option Plan (the “Plan”)	1,882,864 shares	$21.43	$40,349,775	$4,749.17

(1)     This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)  Estimated based on the average of the high and low trading prices for shares of EuroBancshares, Inc. common stock on the Nasdaq National Market as of December 13, 2004 pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EuroBancshares, Inc. (“EuroBancshares” or the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the 2002 Stock Option Plan (the “Plan”) of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

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*  The document(s) containing the information specified in Part I of the Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

EuroBancshares hereby incorporates by reference, into this registration statement, the following documents:

(1)	EuroBancshares Prospectus filed pursuant to Rule 424(b)(4) of the Securities Act, as filed on August 11, 2004 (No. 333-115510);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

(3)	Current Reports on Form 8-K filed on October 6, 2004, November 1, 2004, and November 10, 2004;

(4)	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004; and

(5)	the description of EuroBancshares’ common stock set forth in its registration statement on Form 8-A filed on July 28, 2004.

All documents subsequently filed by EuroBancshares pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

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Item 6. Indemnification of Directors and Officers.

Section 2602(b)(6) of the Puerto Rico General Corporations Law of 1995 (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of its directors or stockholders in cases of monetary claims for damages resulting from the breach of a director’s fiduciary duties. However, no such provision may eliminate or limit the liability of a director for (1) a breach of his duty of loyalty to the corporation or its stockholders; (2) any act or omission not in good faith, or which involves intentional misconduct or a knowing violation of the law; (3) the payment of an unlawful dividend, or the approval of an unlawful stock repurchase or redemption; or (4) any transaction in which the director derives an improper personal benefit.

Article 6 of our amended and restated certificate of incorporation provides that the personal liability of our directors for monetary claims for damages resulting from the breach of their fiduciary duties as directors shall be eliminated, provided that this provision does not eliminate or limit the liability of any director for: (1) any breach of the duty of loyalty of the director to us, or our stockholders; (2) acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends or purchase and redemption of our stock; or (iv) any transaction where the director derives an improper personal benefit.

Section 2728 of the PR-GCL authorizes a Puerto Rico corporation, under certain circumstances, to indemnify its officers and directors who are, have been or are under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding; indemnification may include expenses incurred in a reasonable manner (including attorneys’ fees), provided that the director or officer acted in good faith and in a manner reasonably deemed to be in the best interests of the corporation or not opposed thereto (and with respect to any criminal action, the director or officer did not have reasonable cause to believe his conduct was unlawful). The PR-GCL does not allow indemnification for a claim in which it has been determined that a director or officer is liable to the corporation, unless the court presiding over such claim determines through a motion to that effect that, in light of all of the circumstances, such person has the fair and reasonable right to be compensated for those expenses which the court deems proper. These rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any bylaw, agreement, vote of uninvolved stockholders or directors, or otherwise.

Our certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Puerto Rico law. Article 13 of our amended and restated certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any imminent, pending or resolved action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the Board of Directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, our best interests. With respect to any criminal action or proceeding, the Board of Directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to us, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by our certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

Section 2728(g) of the PR-GCL authorizes a Puerto Rico corporation to purchase and maintain insurance on behalf of any person who is or has been an officer or director of the corporation against any liability assertable against such person, or which arises out of his status as such, regardless of whether the corporation has the power to indemnify such person.

Article 13 of our amended and restated certificate of incorporation provides that we may purchase and maintain insurance covering certain liabilities of our officers, directors, employees and agents, regardless of whether we would have the power to indemnify them against such liabilities under Article 13 or applicable law.

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Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1	EuroBancshares, Inc. 2002 Stock Option Plan
5.1	Opinion and consent of Jenkens & Gilchrist, A Professional Corporation, as to the legality of the Class A Non-Voting Stock being offered.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Jenkens & Gilchrist, A Professional Corporation (included in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (on signature page).

Item 9. Undertakings.

A.     The undersigned registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rafael Arrillaga-Torréns, Jr. and Yadira R. Mercado, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Juan, Commonwealth of Puerto Rico on February December 15, 2004:

EUROBANCSHARES, INC.

By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Rafael Arrillaga-Torréns, Jr. Rafael Arrillaga-Torréns, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 15, 2004

/s/ Yadira R. Mercado Yadira R. Mercado	Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	December 15, 2004

/s/ Pedro Feliciano Benítez Pedro Feliciano Benítez	Director and Vice Chairman of the Board	December 15, 2004

/s/ Juan Ramón Gómez-Cuétara Aguilar Juan Ramón Gómez-Cuétara Aguilar	Director	December 15, 2004

/s/ Antonio Pavía Bibiloni Antonio Pavía Bibiloni	Director	December 15, 2004

/s/ Plácido González Córdova Plácido González Córdova	Director	December 15, 2004

/s/ Jorge Calderón Drowett Jorge Calderón Drowett	Director	December 15, 2004

/s/ Ricardo Levy Echeandía Ricardo Levy Echeandía	Director	December 15, 2004

/s/ Diana López-Feliciano Diana López-Feliciano	Director	December 15, 2004

/s/ William Torres Torres William Torres Torres	Director	December 15, 2004

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EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	EuroBancshares, Inc. 2002 Stock Option Plan
5.1	Opinion and consent of Jenkens & Gilchrist, A Professional Corporation, as to the legality of the Class A Non-Voting Stock being offered.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Jenkens & Gilchrist, A Professional Corporation (included in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (on signature page).

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